[Quaker Logo]


                                    The Quaker Oats
                                    Company

                                    Notice of
                                    Annual Meeting
                                        and
                                    Proxy Statement





                                    Fiscal Year Ended December 31, 1996






                                   April 2, 1997





Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of The Quaker Oats Company on Wednesday, May 14, 1997, at 9:30 a.m. (CDT) at the Rosemont Theatre, 5400 North River Road, Rosemont, Illinois.

The items of business to be acted on during the Meeting include: the election of two directors to serve three-year terms expiring in 2000; the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1997; and such other business as may properly come before the Meeting or any adjournment thereof, including three shareholder proposals. The accompanying proxy statement contains complete details on the proposals and other matters.

If you plan to attend this year's Meeting, you may obtain an admittance card by completing the enclosed reservation form and returning it with your proxy card. If your shares are held by a bank or broker, you may obtain an admittance card by returning the reservation form they forwarded to you. If, however, you do not receive a reservation form directly from the Company, or the bank or broker holding your shares, you may still obtain an admittance card by sending a written request, accompanied by proof of ownership (such as your brokerage statement), to Shareholder Services, The Quaker Oats Company, P.O. Box 049001, Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, we highly recommend that you bring your admittance card to the Meeting so you can avoid the lines in the registration area and proceed directly to the Theatre.
However, if you do not have an admittance card by the time of the Meeting, please bring proof of share ownership to the registration area located in the front of the Theatre where our personnel will assist you.

Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To ensure your representation at the Meeting, whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

I look forward to seeing you on May 14. Coffee will be served after the Meeting, when the members of the Board of Directors hope to visit with you.

Cordially,



/s/William D. Smithburg

William D. Smithburg
Chairman, President and CEO

1

                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                            Chicago, Illinois 60610


                                    NOTICE
                                      OF
                        ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT
                      FISCAL YEAR ENDED DECEMBER 31, 1996


                       T A B L E   O F   C O N T E N T S

                                                          PAGE

Notice of Annual Meeting of Shareholders                     3

Proxy Statement                                              4
  General Information                                        4
  Election of Directors                                      5
  Ownership of Company's Securities                         10
  Executive Compensation                                    12
  Compensation Committee Report                             17
  Performance Graph                                         19
  Directors' Proposal                                       20
  Shareholders' Proposals                                   20
  Shareholder Proposals for 1998 Annual Meeting             23
  Other Business                                            23



2












                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                            Chicago, Illinois 60610


                                    NOTICE
                                      OF
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1997
                                                                  April 2, 1997
To the Shareholders of The Quaker Oats Company:

Notice is hereby given that the Annual Meeting of Shareholders of The Quaker Oats Company will be held on Wednesday, May 14, 1997 at the Rosemont Theatre, 5400 North River Road, Rosemont, Illinois at 9:30 a.m. (CDT), for the following purposes:

     To elect two directors in Class II to serve for three-year terms expiring in May, 2000 or until their successors are elected and qualified;

     To ratify the Board of Directors' appointment of Arthur Andersen LLP as independent public accountants for the Company for 1997; and

     To transact such other business as may properly come before the Meeting or any adjournment thereof, including shareholder proposals concerning: 1) compensation disclosure of certain employees; 2) the separation of the Company's foods and beverages businesses; and 3) reconsideration of the Company's Shareholder Rights Plan.

By Board of Directors' resolution, only shareholders of record as of the close of business on March 19, 1997 are entitled to notice of and to vote at the Meeting. To ensure your representation at the Meeting, whether or not you are able to attend, please complete and return the enclosed proxy card as soon as possible. If you do attend the Meeting, you may then revoke your proxy and vote in person if you so desire.

To obtain an admittance card for the Meeting, please complete the enclosed reservation form and return it with your proxy card. If your shares are held by a bank or broker, you may obtain an admittance card by returning the reservation form they forwarded to you. If you do not receive a reservation form, you may obtain an admittance card by sending a written request, accompanied by proof of share ownership (such as your brokerage statement) to Shareholder Services, The Quaker Oats Company, P.O. Box 049001, Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, we highly recommend that you bring your admittance card to the Meeting so you can avoid the registration lines and proceed directly to the Theatre. However, if you do not have an admittance card by the time of the Meeting, please bring proof of share ownership to the registration area located in the front of the Theatre, where our staff will assist you.


By order of the Board of Directors,


/s/Luther C. McKinney

Luther C. McKinney
Corporate Secretary

3
                            THE QUAKER OATS COMPANY
                            321 North Clark Street
                           Chicago, Illinois  60610


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1997

                                                                  April 2, 1997

                              GENERAL INFORMATION

This proxy statement is being mailed to shareholders on or about April 2, 1997 and is furnished in connection with the solicitation of proxies by the Board of Directors of The Quaker Oats Company (Board and Company) for use at the Annual Meeting of Shareholders to be held on May 14, 1997, including any adjournment thereof (Annual Meeting or Meeting).

The Meeting is called for the purposes stated in the accompanying Notice of Annual Meeting. All holders of the Company's $5.00 par value common stock and Series B ESOP Convertible Preferred Stock (ESOP Preferred Stock) as of the close of business on March 19, 1997 are entitled to vote at the Meeting. As of that date, there were 136,392,353 outstanding shares of common stock and 1,080,459 outstanding shares of ESOP Preferred Stock. Treasury shares are not
included in  the  totals.   On  each matter coming before the Meeting, a common
stock shareholder is entitled to one vote for each share of stock held as of the record date and an ESOP Preferred Stock shareholder is entitled to 2.2 votes for each share held as of the record date.

Shares representing a majority of the eligible votes must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. A proxy marked "abstain" on a matter will be considered to be represented at the Meeting, but not voted for purposes of the election of directors and other matters put to a shareholder vote at the Meeting, and therefore will have no effect on the vote. Shares registered in the names of brokers or other "street name" nominees will be considered to be voted only as to those matters actually voted, and will not be considered for any purpose as to the matters with respect to which a beneficial holder has not provided voting instructions (commonly referred to as "broker non-votes").

If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Meeting by the Proxy Committee in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board.

A proxy may be revoked at any time before it is voted at the Meeting. Any shareholder who attends the Meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be communicated in writing to the Company's Corporate Secretary, P.O. Box 049001, Suite 27-10, Chicago, Illinois 60604-9001.

If a shareholder is a participant in the Company's Dividend Reinvestment and Stock Purchase Plan, Investment Plan, Stock Bonus Savings Plan, or Employee Stock Ownership Plan, the proxy card will represent the number of shares registered in the participant's name and the number of whole and fractional shares credited or allocated to the participant's account under the plans. For those shares held in the plans, the proxy card will serve as a direction to the trustee or voting agent under the various plans as to how the shares in the accounts are to be voted. Fractional shares will not be voted in the Dividend Reinvestment and Stock Purchase Plan.


4


Under the Company's Bylaws, for all matters submitted to the shareholders for a vote, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential and not be disclosed to any of the Company's directors, officers or employees except when disclosure is mandated by law, is expressly requested by a shareholder or is contested in an election for the Board.

The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to the beneficial owners of shares of stock. Solicitations will be made primarily by mail, but certain directors, officers or regular employees of the Company may solicit proxies in person or by telephone or telegram without special compensation. In addition, the Company has retained Kissel-Blake Inc. to assist in soliciting proxies from brokers, dealers, voting trustees, banks and other nominees and institutional holders for a fee not to exceed $18,000 plus reimbursement of reasonable out-of-pocket expenses.


                             ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Company provides that the members of the Board shall be divided into three classes with staggered three-year terms. The terms of the directors in Class II expire this year.

The Board has nominated two persons for election as directors in Class II to serve for three-year terms expiring in May, 2000 or until their successors are elected and qualified. All nominees have consented to serve for the new term. Biographical information (including principal occupations for the past five years and ages as of April 2, 1997) follows for each person nominated and each director whose term in office will continue after the Meeting.

It is the intention of those persons named in the accompanying proxy to vote in favor of the nominees. Should any one or more of these nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board may recommend.

The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will be comprised of 11 members, including nine nonemployee directors and two directors who are officers of the Company.

[Photos of Each Director are to the right of each biography]


Nominees for Director - Terms Expiring in 2000


John H. Costello
Nominee for Director
Age 49

Senior Executive Vice President -
General Marketing, Sears, Roebuck
and  Co. (retailing) since  1993;
formerly   President  and   Chief
Operating    Officer,     Nielsen
Marketing Research U.S.A (1988  -
1993).



Judy C. Lewent
Director since 1994
Age 48

Senior  Vice President and  Chief
Financial Officer, Merck  &  Co.,
Inc.  (pharmaceuticals).  Also  a
director  of  Astra Merck,  Inc.;
The  DuPont  Merck Pharmaceutical
Company; Johnson & Johnson  Merck
Consumer Pharmaceuticals Company;
and Motorola, Inc.

Member  of  the Company's  Audit,
Finance,  Nominating  and  Public
Responsibility Committees.


5


Directors Continuing in Office - Terms Expiring in 1999



Kenneth I. Chenault
Director since 1992
Age 45

President   and  Chief  Operating
Officer, American Express Company
(financial  and travel  services)
since  February,  1997;  formerly
Vice  Chairman (1995 -  February,
1997);  President - USA  American
Express  Travel Related  Services
Company,  Inc.  (1993  -   1995);
President   -   Travel    Related
Services,  USA  American  Express
Travel  Related Services Company,
Inc.  (1993);  and  President   -
Consumer Card Group, USA American
Express  Travel Related  Services
Company,  Inc.  (1989  -   1993).
Also a director of Brooklyn Union
Gas Co.

Member  of  the Company's  Audit,
Compensation,    Finance,     and
Nominating Committees.


Thomas C. MacAvoy
Director since 1975
Age 68

Paul  M.  Hammaker  Professor  of
Business  Administration,  Darden
Graduate   School   of   Business
Administration,   University   of
Virginia.  Also a director of The
Chubb    Corporation   and    The
Lubrizol Corporation.

Chairman of the Company's  Public
Responsibility   Committee    and
Member    of   the   Audit    and
Nominating Committees.


Walter J. Salmon
Director since 1971
Age 66

Stanley  Roth  Sr., Professor  of
Retailing,    Harvard    Business
School.    Also  a  director   of
Circuit   City   Stores,    Inc.;
Hannaford  Bros.  Co.;   Harrah's
Entertainment,    Inc.;    Luby's
Cafeterias,  Inc.;  and   Neiman-
Marcus Group, Inc.

Member  of the Company's Finance,
Nominating       and       Public
Responsibility Committees.


6


Directors Continuing in Office - Terms Expiring in 1998


Frank C. Carlucci
Director  1983  - 1987  and  then
since 1989
Age 66

Chairman,   The   Carlyle   Group
(merchant   banking).    Also   a
director  of Ashland  Oil,  Inc.;
BDM  International, Inc.; General
Dynamics       Corp.;       Kaman
Corporation;   Neurogen    Corp.;
Northern     Telecom     Limited;
Pharmacia  &  Upjohn,  Inc.;  Sun
Resorts    Ltd.    N.V.;    Texas
Biotechnology  Corporation;   and
Westinghouse             Electric
Corporation.

Chairman  of the Company's  Audit
Committee  and  Member   of   the
Nominating       and       Public
Responsibility Committees.


Silas S. Cathcart
Director  1964  - 1987  and  then
since 1989
Age 70

Retired Chairman of Illinois Tool
Works   Incorporated  (fasteners,
components,    assemblies     and
systems).   Also  a  director  of
Allegiance  Corporation;  General
Electric  Company; and Montgomery
Ward and Co.; Chairman, Board  of
Trustees,  Northern Funds  Mutual
Funds;  and  a  trustee  of   the
Bradley Trust, Milwaukee and  the
Buffalo       Bill       Memorial
Association.

Chairman    of   the    Company's
Compensation Committee and Member
of  the  Executive and Nominating
Committees.


Vernon R. Loucks, Jr.
Director since 1981
Age 62

Chairman   and  Chief   Executive
Officer,   Baxter   International
Inc.   (health  care   products).
Also  a  director of  Affymetrix,
Inc.;  Anheuser-Busch  Companies,
Inc.; Coastcast Corporation;  Dun
&   Bradstreet  Corporation;  and
Emerson Electric Co.

Chairman    of   the    Company's
Nominating  Committee and  Member
of the Compensation and Executive
Committees.


7


William D. Smithburg
Director since 1978
Age 58

Chairman,  President  and   Chief
Executive Officer of the  Company
since 1995; formerly Chairman and
Chief  Executive Officer (1993  -
1995);  and  Chairman,  President
and Chief Executive Officer (1990
-  1993).   Also  a  director  of
Abbott    Laboratories;   Corning
Incorporated;   Northern    Trust
Corporation;  and  Prime  Capital
Corp.

Member of the Company's Executive
Committee  and ex-officio  member
of the Nominating Committee.


William L. Weiss
Director since 1985
Age 67

Chairman    Emeritus,   Ameritech
Corporation (telecommunications)
since 1994; formerly Chairman and
Chief  Executive Officer (1984  -
1994).  Also a director of Abbott
Laboratories;  Merrill  Lynch   &
Co., Inc.; and Tenneco Inc.

Chairman of the Company's Finance
Committee  and  Member   of   the
Compensation,    Executive    and
Nominating Committees.


Director  Continuing in Office  -
Term Expiring in 1997


Luther C. McKinney
Director since 1978
Age 65

Senior  Vice President - Law  and
Corporate  Affairs and  Corporate
Secretary  of  the Company  since
October  1996;  formerly   Senior
Vice   President   -   Law    and
Corporate Affairs (1994 -  1996);
and  Senior Vice President -  Law
and    Corporate   Affairs    and
Corporate   Secretary   (1982   -
1994).

Member of the Company's Executive
Committee.


8


Attendance

During 1996, the Board held six regular meetings and one special meeting, and executed one action by unanimous written consent. The rate of attendance of directors at all Board meetings was 100%. In addition to Board membership, each nonemployee director serves on one or more standing Board committees. The rate of attendance of directors at all Board and committee meetings was 97%.

Compensation and Benefits

Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or any committee. Nonemployee directors receive an annual retainer of $45,000. They are also paid a fee of $1,000 per day for each Board meeting attended, $1,000 for each committee meeting attended and $1,000 for each action taken by written consent, plus travel and lodging expenses where appropriate. A committee chairman receives an additional annual retainer of $5,000.

Under the Deferred Compensation Plan for Directors of The Quaker Oats Company each nonemployee director may elect to defer receipt of all or a portion of his or her compensation until the individual ceases to be a director. The deferred amounts may be carried at the option of the director as Cash Units, and credited with interest; Common Stock Units, which are deferred amounts converted into whole units on a quarterly basis by dividing the deferred amount by the fair market value of the Company's common stock, and credited with amounts equivalent to dividends as paid on the Company's common stock, which are converted into additional Common Stock Units; or a combination of Cash Units and Common Stock Units. The accumulated deferred amounts will be distributed in cash as of the next January 1 after the director leaves the Board, or in equal annual installments (not exceeding 15) commencing as of the next January 1 after the director leaves the Board pursuant to the director's election, with Common Stock Units valued at the fair market value of the Company's common stock immediately prior to the payment date. If the director has not attained age 55 at the time of leaving the Board, payments in accordance with the foregoing will be made or commence on the January 1 next following the director's attainment of age 55.

Under The Quaker Oats Company Stock Compensation Plan for Outside Directors separate accounts are maintained by the Company for each nonemployee director. On January 1 of each year, each account is credited with Common Stock Units representing 800 shares of the Company's common stock. In addition, the account is credited with Common Stock Units with a value equivalent to cash dividends payable on the shares represented by Units in the account. All accrued common stock represented by Units in a director's account will be distributed in kind as of the next January 1 after the director leaves the Board, or in equal annual installments (not exceeding 15) commencing as of the next January 1 after the director leaves the Board pursuant to the director's election.

Committees

The  Board  has  appointed six standing committees from among  its  members  to assist it in carrying out its obligations. Committee membership and responsibilities are reviewed by the Board in May of each year and committee appointments are made by the Board in May of every fourth year. The principal responsibilities of each committee are described in the following paragraphs.

The Audit Committee, comprised entirely of nonemployee directors, is primarily concerned with the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Specifically, the Committee recommends to the Board the firm to be appointed as the Company's independent public accountants, subject to ratification by the shareholders; reviews and approves the scope of the annual examination of the books and records of the Company and its subsidiaries; reviews the audit findings and recommendations of the independent public accountants; considers the organization, scope and adequacy of the Company's internal auditing function; monitors the extent to which the Company has implemented changes recommended by the independent public accountants, the internal audit staff or the Committee; reviews and monitors the Company's Compliance Program, including its Code of Ethics; and provides oversight with respect to accounting principles to be employed in the Company's financial reporting. The Committee met six times during 1996.


9


The Compensation Committee, comprised entirely of nonemployee directors, oversees the Company's compensation and benefit policies and programs, including  administration of the Management Incentive  Bonus  Plan,  Long  Term
Incentive Plan of 1990 and 1984 Long-Term Incentive Plan. It also recommends to the Board annual salaries, bonuses and stock option awards for elected officers and certain other key executives. The Committee met five times during 1996.

The Executive Committee, comprised of two directors who are also officers of the Company and three nonemployee directors, exercises all the powers and authority of the Board in the management of the business and affairs of the Company during the intervals between meetings of the Board, subject to the restrictions set forth in the Bylaws. The Committee acted by written consent two times during 1996.

The Finance Committee, comprised entirely of nonemployee directors, is charged with reviewing the Company's annual financing plan, including its projected financial condition and requirements for funds; approving certain long-term debt borrowing arrangements; advising the Board on all financial recommendations requiring Board approval, including dividend payments; and monitoring the investment performance of the Company's pension funds and participant-directed investment accounts. The Committee met six times during 1996.

The Nominating Committee, comprised of all the nonemployee directors and Mr. Smithburg as an ex-officio member, develops and recommends to the Board guidelines with respect to the size and composition of the Board and criteria for the selection of candidates for director. It also recommends the slate of director nominees to be included in the proxy statement and recommends candidates to fill any vacancies that may occur, including any vacancy created by an increase in the total number of directors.

The Committee will entertain nominees for directorships recommended by shareholders. A shareholder recommendation should be sent to the Committee in care of the Corporate Secretary of the Company, accompanied by a statement of the nominee indicating willingness to serve if elected. The nomination should also state the shareholder's reasons for the recommendation and should disclose the principal occupations the nominee has held over the past five years and a list of all publicly held companies for which the individual serves as a director. The Committee met two times during 1996.

The Public Responsibility Committee, comprised entirely of nonemployee directors, provides guidance on the Company's policies and programs in major areas of social responsibility and corporate citizenship, including product quality and safety and other consumer issues, environmental protection, equal employment opportunity and employee health and safety. It also reviews and approves policy guidelines and budgets for the Company's corporate contributions program. The Committee met two times during 1996.


                       OWNERSHIP OF COMPANY'S SECURITIES

Beneficial Owners of More Than 5 Percent

As of March 1, 1997, each person or entity known to have beneficial ownership of more than 5% of the Company's outstanding common stock based upon information furnished to the Company is set forth in the following table.


Name and address of               Amount and nature               Percent of
beneficial owner               of beneficial ownership                class
Northern Trust Corporation(1)        14,792,814(2)                   10.89%
50 South LaSalle Street
Chicago, Illinois 60675

Southeastern Asset Management, Inc.   9,939,106                       7.30%
6075 Poplar Avenue, Suite 900
Memphis, Tennessee 38119


10


(1)In accordance with applicable rules of the Securities and Exchange Commission ("SEC"), all shares beneficially owned by the Northern Trust Corporation, including those beneficially owned as Trustee of The Quaker Employee Stock Ownership Plan ("ESOP"), are required to be disclosed.

(2)This amount includes the 7,045,630 shares of common stock and the 1,083,307 shares of ESOP Preferred Stock (at the convertible rate of 2.16
   shares of  common  stock  for each  share of   ESOP Preferred Stock and
   representing 100% of the issued and outstanding stock of that class) held in the ESOP.



Directors and Management

As of March 1, 1997, each director, each nominee, each Named Executive (see page 12) and all directors and executive officers of the Company as a group beneficially owned the number of shares of the Company's common stock set forth in the following table. Shares subject to acquisition within 60 days through the exercise of stock options are included in the first column and are shown separately in the second column.

Name of individual         Amount and nature       Shares subject to acquisition
or persons in group    of beneficial ownership (a)       within 60 days (a)
Frank C. Carlucci                  8,595  (b)(c)                     0
Silas S. Cathcart                 26,272  (c)(d)                     0
Kenneth I. Chenault                4,736  (c)                        0
John H. Costello                       0                             0
James F. Doyle                   298,548  (e)(f)               258,068
Judy C. Lewent                     2,920  (c)                        0
Vernon R. Loucks, Jr.             13,264  (c)                        0
Thomas C. MacAvoy                 13,264  (c)                        0
Luther C. McKinney               468,747  (e)(f)(g)            370,740
Douglas W. Mills                 314,812  (e)(f)               198,492
Walter J. Salmon                  19,846  (c)                        0
William D. Smithburg           1,718,860  (e)(f)(g)          1,411,760
Robert S. Thomason               286,135  (e)(f)(g)(h)         212,432
William L. Weiss                  12,087  (c)(i)                     0
All directors and executive
  officers as a group          3,780,153  (e)(f)(g)          2,947,656

(a)Unless otherwise indicated, each named individual and each person in the group has sole voting and investment power with respect to the shares shown. Of the total shares outstanding (including shares subject to acquisition within 60 days after March 1, 1997), Mr. Smithburg beneficially owns approximately 1.2% of the total shares, each other person beneficially owns less than 1% of the total shares and the group in total beneficially owns approximately 3% of the total shares.
(b)Of  these  shares,  300 are held in a custodial account for  Mr.  Carlucci's daughter,  through  which  he shares voting and investment  power  with  his wife.
(c)The figures shown for all directors include an aggregate of 72,211 common stock units credited to them under The Quaker Oats Company Stock Compensation Plan for Outside Directors.
(d)Of these shares, 13,560 are held in a trust of which Mr. Cathcart is a co-trustee and has a contingent beneficial interest and shares voting and investment power.
(e)The figures shown for all executive officers include an aggregate of 71,948 shares (which includes 10,916 shares on the basis of the conversion of 5,054 shares of ESOP Preferred Stock at the conversion rate of 2.16)
   allocated to them under the ESOP. The Named Executives hold the following numbers of shares under this Plan: Mr. Smithburg, 14,175; Mr. Doyle, 7,039; Mr. McKinney, 9,380; Mr. Thomason, 3,800; and Mr. Mills 8,451.
(f)The figures shown for all executive officers include an aggregate of 17,776 shares granted to them under The Quaker Long Term Incentive Plan of 1990 for which the restricted period has not lapsed. The Named Executives hold the following numbers of shares under this Plan: Mr. Smithburg, 5,661; Mr. Doyle, 2,527; Mr. McKinney, 710; Mr. Thomason, 1,396; and Mr. Mills, 2,367.


11


(g)The figures shown for all executive officers include an aggregate of 50,052 shares representing their proportionate interests in the Quaker Stock Fund of The Quaker Investment Plan. The Named Executives hold the following numbers of shares under this Plan: Mr. Smithburg, 1,013; Mr. McKinney, 43,594; and Mr. Thomason, 685.
(h)Of these shares, 28,032 are held directly by Mr. Thomason's wife and Mr. Thomason and each of his children own 800 jointly.
(i)Of these shares, 800 are held in a trust of which Mr. Weiss' wife is income beneficiary.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange
("NYSE").   To  the  best of the Company's knowledge,  all  such  required reports were timely filed.


                            EXECUTIVE COMPENSATION

The following table details annual and long-term compensation paid during the Company's three most recent fiscal years and the six-month transition period ended December 31, 1995 (transition period shown as "1995.5") to: the Company's Chairman, President and Chief Executive Officer; and the four most highly compensated executive officers for 1996 who were serving as executive officers as of the end of 1996 (Named Executives).

                                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                                Annual Compensation                     Compensation
                                                                     Other        Restricted    Securities            All
                             Fiscal                                  Annual         Stock       Underlying           Other
                              Year       Salary          Bonus    Compensation      Awards       Options         Compensation
       Name                   (1)         ($)          ($)(2)      ($)(3)          ($)(4)       (#)(5)             ($)(6)
William D. Smithburg-         1996      $872,506       $  -0-      $  7,636       $  -0-           -0-             $ 98,242
Chairman, President and       1995.5    $430,008       $  -0-      $ 13,421       $  -0-         500,000           $  -0-
Chief Executive Officer       1995      $855,014       $  -0-      $  3,419       $76,010        340,000           $171,627
                              1994      $825,006       $570,000    $  2,607       $83,316        340,000           $165,520


James F. Doyle-               1996      $351,778       $382,800    $    942       $  -0-           -0-             $ 64,240
Executive Vice President      1995.5    $173,004       $  -0-      $    592       $19,610         90,000           $  -0-
Worldwide Beverages           1995      $332,760       $217,600    $  -0-         $42,449         48,000           $ 70,764
                              1994      $299,208       $254,800    $  -0-         $25,247         48,000           $ 55,753


Luther C. McKinney-           1996      $377,206       $208,500    $     82       $  -0-           -0-             $ 42,419
Senior Vice President         1995.5    $185,508       $  -0-      $  2,262       $  -0-          65,000           $  -0-
Law and Corporate             1995      $368,682       $  -0-      $  -0-         $  -0-          44,000           $ 68,406
Affairs and Corporate         1994      $354,678       $199,300    $  -0-         $  -0-          44,000           $ 64,984
Secretary

Robert S. Thomason-           1996      $366,034       $207,800    $(20,499)      $  -0-           -0-             $ 45,977
Senior Vice President         1995.5    $180,012       $  -0-      $  1,588       $ 7,872         70,000           $  -0-
Finance and Chief             1995      $358,520       $ 42,700    $  3,216       $21,786         42,000           $ 62,835
Financial Officer             1994      $349,168       $163,200    $121,795       $31,958         48,000           $ 67,210


Douglas W. Mills-             1996      $363,978       $191,800    $  -0-         $23,811          -0-             $ 59,830
Executive Vice President      1995.5    $173,004       $143,000    $  -0-         $  -0-          90,000           $  -0-
U.S. and Canadian             1995      $323,550       $ 29,700    $  -0-         $28,517         36,000           $ 59,321
Quaker Food Products          1994      $278,332       $169,000    $  -0-         $25,579         40,000           $ 53,666



12


(1)The transition period is identified as Fiscal Year 1995.5 for purposes of this Table.

(2)Amounts include the cash awards that have been paid under the Management Incentive Bonus Plan ("MIB" Plan) based on the Company's financial performance and the Named Executive's personal performance for the transition period and each Fiscal Year.

(3)Of the amount shown for Mr. Thomason for Fiscal Year 1994, $99,549 represents payments relating to his overseas assignment. For Fiscal Year 1996, included are amounts recovered by the Company pursuant to its tax equalization program relating to his overseas assignment.

(4)Restricted stock award values reflect the fair market value of the Company's common stock on the date of each grant. With the exception of Company matching awards of restricted stock under a broad-based long-term incentive program, the Incentive Investment Program, no awards of restricted stock have been made to any Named Executive in the transition period and Fiscal Years 1996, 1995 and 1994.

   Dividends on restricted shares were and continue to be paid on an on-going basis at the same rate as paid to all shareholders of common stock. The numbers and values of restricted shares for the Named Executives as of the last day of 1996 are as follows: William D. Smithburg, 5,661 and $217,241; James F. Doyle, 2,527 and $96,974; Luther C. McKinney, 710 and $24,246; Robert S. Thomason, 1,396 and $53,572; and Douglas W. Mills, 2,367 and $90,834.

   Upon a change in control (see "Pension Plans"), restricted shares outstanding on the date of the change in control will be cancelled and an immediate lump sum cash payment will be paid which is equal to the product of: (1) the higher of (i) the closing price of common stock as reported on the NYSE Composite Index on or nearest to the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the common stock is highest) or (ii) the highest per share price for common stock actually paid in connection with the change in control; and (2) the number of shares of such restricted stock.

(5)In the transition period, the Company made a larger-than-normal award of stock options in order to provide a transition to the new calendar fiscal year. As a result, no stock option awards were made to the Named Executives in 1996. All stock option awards in the transition period and Fiscal Years 1995 and 1994 were granted with an exercise price that is equal to the fair market value of the Company's common stock on the date of the grant.

(6)For Fiscal Years 1996, 1995 and 1994, amounts shown are the total of the value of the stock allocations to the Named Executives under the ESOP, and cash awards to the Named Executives based on earnings in excess of the Internal Revenue Code limits on the amount of earnings deemed eligible for purposes of the annual stock allocations made directly under the ESOP.


13



The following table contains information covering the exercise of options by the Named Executives during 1996 and unexercised options held as of the end of 1996.

                                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                  AND FISCAL YEAR END OPTION VALUES

                                                                         Number of
                                                                   Securities Underlying                Value of Unexercised,
                                                                    Unexercised Options                  In-the-Money Options
                                                                   at Fiscal Year End (#)             at Fiscal Year End ($) (2)
                           Shares
                        Acquired On            Value
     Name               Exercise (#)      Realized ($) (1)      Exercisable     Unexercisable       Exercisable      Unexercisable

William D. Smithburg       79,312            $1,723,117          1,372,564          505,000          $7,318,199        $1,966,243

James F. Doyle             15,204            $  267,939            258,068           76,620          $1,373,930        $  316,274

Luther C. McKinney         39,680            $  864,560            385,944            -0-            $2,421,106             -0-

Robert S. Thomason         45,612            $  990,957            212,432           61,180          $1,117,617        $  245,991

Douglas W. Mills            -0-              $    -0-              198,492           72,540          $  741,158        $  316,274


(1) Represents the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise.

(2) Represents the difference between the option exercise price and the fair market value of the Company's common stock on the last day of 1996.


Pension Plans

The Company and its subsidiaries maintain several pension plans. The Quaker Retirement Plan (Retirement Plan), which is the principal plan, is a noncontributory, defined benefit plan covering eligible salaried and hourly employees of the Company who have completed one year of service as defined by the Retirement Plan.

Under the Retirement Plan, the participant accrues a benefit based upon the greater of a Years-of-Service Formula and an Earnings/Service Formula. Under the Years-of-Service Formula, participants accrue annual benefits equivalent to credited years of service times $216. Under the Earnings/Service Formula, a participant's benefit is the sum of two parts:

1. Past Service Accrual -- Benefits accrued through December 31, 1993 are set at the greater of (a) those earned or (b) 1% of Five-Year Average earnings to $22,700 plus 1.65% of earnings above $22,700, times credited years of service; and

2. Future Service Accrual -- For each year beginning January 1, 1994 and after, participants accrue benefits of 1.75% of annual earnings to 80% of the Social Security wage base plus 2.5% of annual earnings above 80% of the Social Security wage base.

Eligible earnings used to calculate retirement benefits include wages, salaries, bonuses, contributions to The Quaker Investment Plan (a 401(k) Plan) and allocations under The Quaker Employee Stock Ownership Plan. Normal retirement age under the Retirement Plan is age 65. The Retirement Plan provides for early retirement benefits.

Benefit amounts payable under the Retirement Plan are limited to the extent required by the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, and the Internal Revenue Code of 1986, as amended. If the benefit formula produces an amount in excess of those limitations, the excess will be paid out of general corporate funds in accordance with the terms of The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The

14



Quaker Eligible Earnings Adjustment Plan also provides for payment out of general corporate funds, based upon benefit amounts which would otherwise have been payable under the Retirement Plan and The Quaker 415 Excess Benefit Plan, if the executive had not previously elected to defer compensation under the Executive Deferred Compensation Plan.

The Quaker Supplemental Executive Retirement Program (the "SERP"), may also provide retirement benefits for officers of the Company designated as participants by the Compensation Committee. Benefit amounts payable under the SERP are intended to provide a minimum base retirement benefit and are therefore offset by amounts payable under the Retirement Plan, The Quaker 415 Excess Benefit Plan and The Quaker Eligible Earnings Adjustment Plan. The SERP benefit is based upon a participant's average annual earnings for the five consecutive calendar years during which earnings were highest within the last ten years of service multiplied by a percentage based upon the participant's age at his termination date. For the Chief Executive Officer, this percentage ranges from 40% (for a termination from ages 50 to 55) to 60% (for a termination at age 65 or later), and for other participants from 35% to 50% (based upon such ages at termination).

The total estimated annual retirement benefits that the Named Executives would receive under the Retirement Plan, The Quaker 415 Excess Benefit Plan, The Quaker Eligible Earnings Adjustment Plan, and the SERP are as follows: William
D. Smithburg, $871,033; James F. Doyle, $304,418; Luther C. McKinney, $283,980; Robert S. Thomason, $311,469; and Douglas W. Mills, $325,505. The amounts assume that the Named Executives will continue to work for the Company until their normal retirement dates, that their earnings will remain the same as in calendar 1996 and that each will elect a straight-lifetime benefit without survivor benefits. Payment options such as a lump sum or other annuities are available.

The Retirement Plan assures active and retired employees that, to the extent of sufficient plan assets, it will continue in effect for a reasonable period following a change in control of the Company without a reduction of anticipated benefits, and under certain circumstances may provide increased benefits. Generally, under the Retirement Plan, a change in control shall be deemed to have occurred in any of the following circumstances:

  (a) An acquisition of 30% or more of Quaker stock, unless such acquisition is pursuant to an agreement with the Company approved by the Board before the acquiror becomes the beneficial owner of 5% of the Company's outstanding voting power;

  (b) A majority of the Board is comprised of persons who were not nominated by the Board for election as directors;

  (c)   A plan of complete liquidation of the Company; or

  (d) A merger, consolidation or sale of all or substantially all of the Company's assets unless thereafter: (i) directors of Quaker immediately prior thereto continue to constitute at least 50% of the directors of the surviving entity or purchaser; or (ii) Quaker's securities continue to represent, or are converted to securities which represent, more than 70% of the combined voting power of the surviving entity or purchaser.

For a five-year period following a change in control of the Company, the accrual of benefits for service during such period cannot be decreased while there are excess assets (as defined in the Retirement Plan). For a two-year period following such a change in control, the accrued benefits of members, who meet specified age and service requirements and who are terminated, will be increased and no employees of the purchaser may become members. For so long as there are excess assets during that five-year period, if the Retirement Plan is merged with any other plan, the accrued benefit of each member and the amount payable to retired or deceased members shall be increased until there are no excess assets. If during that five-year period the Retirement Plan is terminated, to the extent that assets remain after satisfaction of liabilities, the accrued benefits shall be increased such that no assets of the Retirement Plan will directly or indirectly revert to the Company.

Termination and Change in Control Benefits

The Company has entered into Executive Separation Agreements (Separation Agreements) with the Named Executives and other executive officers. The Separation Agreements provide for separation pay should a change in control of

15



the  Company  occur  (as  described for the Retirement Plan).   The  Separation
Agreements were unanimously approved by the nonemployee directors.

Under the Separation Agreements, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" (demotion, relocation, loss of benefits, or other changes in the executive's terms of employment short of actual termination) following a change in control, for separation pay to be available. Under the Separation Agreement for Mr. Smithburg, separation pay is also available upon voluntary termination occurring during the thirteenth month following a change in control.

Under the Separation Agreements, separation pay equals two years' annualized base salary, bonuses under the MIB Plan and the value of life and health insurance coverage and pension credited service extended for each executive for a period of two years. The Separation Agreements provide that the amount of tax penalties paid under the Internal Revenue Code shall be reimbursed to the executive officer by the Company, including the income tax on such reimbursements. The Separation Agreements terminate three years from their date of execution and are subject to renewal by the Board.

The officers of the Company also participate in The Quaker Salaried Employees Compensation and Benefits Protection Plan (Protection Plan). Under the Protection Plan, severance pay and benefits are provided should a change in control occur (as described for the Retirement Plan) and an employee's employment is terminated within two years thereafter for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance payments may be paid in a lump sum or monthly installments (as determined by the Protection Plan's Administrative Committee). Severance payments shall be based on the amount of nine months pay, plus two weeks pay for each year of service over 20 years.

Pay is to be based on an employee's current salary plus bonus, if any. Severance benefits are to be continued for a minimum of nine months, plus two weeks for each year of service over 20 years, and include all health and medical benefits, and life insurance coverage at the time of termination.

The Board believes that the Separation Agreements and the Protection Plan assure fair treatment of the covered employees following a change in control. Furthermore, by assuring the executive of some financial security, the Separation Agreements and the Protection Plan protect the shareholders by neutralizing any bias of these employees in considering proposals to acquire the Company. The Board believes that these advantages outweigh the disadvantage of the cost of the benefits.

The officers of the Company also participate in the Quaker Officers Severance Program (Program). Under the Program, severance benefits are payable if an officer's employment is terminated for any reason other than death, physical or mental incapacity, voluntary resignation, retirement or gross misconduct. Severance benefits will continue for one year. Severance benefits to be continued are the executive's base salary at the time of termination, the average bonus for the past two years under the MIB Plan, and medical and life insurance coverage as in effect at the time of severance. Only the greater of the severance payment and benefits to be provided under the Program or the Protection Plan will be provided to an officer eligible under both, following a change in control.

Under The Quaker Long Term Incentive Plan of 1990 (Incentive Plan), upon the occurrence of a change in control (as described for the Retirement Plan), options and restricted stock outstanding on the date on which the change in control occurs shall be cancelled, and an immediate lump sum cash payment shall be paid to the participant equal to the product of: (1) the higher of (a) the closing price of the Company's common stock as reported on the NYSE Composite Index on or nearest the date of payment (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Company's common stock is highest), or (b) the highest per share price for the Company's common stock actually paid in connection with the change in control (and with respect to options, reduced by the per share option price of each such option held, whether or not then fully exercisable); and (2) the number of shares covered by each such option, or shares of restricted stock.

Upon the occurrence of a change in control, performance shares, performance units and other stock-based awards provided for under the Incentive Plan, and still outstanding, shall also be cancelled, and any profit and/or performance objective with respect to performance shares and performance units shall be deemed to have been attained to the full and maximum extent. An immediate lump

16


sum cash payment relating thereto shall be paid to the participant in an amount determined in accordance with the terms and conditions set forth in the applicable agreement.

If making of payments pursuant to a change in control would subject the participant to an excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a Federal income tax deduction for those payments (either of these consequences is referred to individually as a Tax Penalty), then the Company shall reduce the number of benefits to be cancelled to the extent necessary to avoid the imposition of such Tax Penalty. In addition, the Company shall establish procedures necessary to maintain for the participants a form of benefit which may be provided under the Incentive Plan so that such participant will be in the same financial position with respect to those benefits not cancelled as he would have been in the ordinary course, absent a change in control and assuming his continued employment, except that the foregoing with respect to the cancellation of benefits, shall not apply if such participant (a) is entitled to a tax reimbursement for such Tax Penalty under any other agreement, plan or program of the Company, or (b) disclaims any portion of, or all, payments to be made pursuant to, or under, any other agreement, plan or program of the Company in order to avoid such Tax Penalty. Disagreements as to whether such payments would result in the imposition of a Tax Penalty shall be resolved by an opinion of counsel chosen by the participant and reasonably satisfactory to the Company.

The Company entered into a trust agreement, known as The Quaker Oats Company Benefits Protection Trust (Trust or Trust Agreement). The Trust is to be used to set aside funds necessary to satisfy the Company's obligations to present and former executives and directors under deferred compensation programs and agreements, and with respect to certain retirement and termination benefits, in the event of a change in control (as described for the Retirement Plan). Following a change in control, the Trust Agreement becomes irrevocable, and the Trust shall be funded to provide for the payment of such obligations accrued at the time of a change in control. The Trust may also be funded for the purpose of paying legal expenses incurred by executives in pursuing benefit claims under such programs and agreements following a change in control. The Trust is currently funded only to a nominal extent.

The Trust assets relating to Company contributions are always subject to the claims of the general creditors of the Company. No executive with any right or interest to any benefit or future payment under the Trust Agreement shall have any right or security interest in any specific asset of the Trust, nor shall he have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or rights which he may expect to receive from the Trust or otherwise.


                         COMPENSATION COMMITTEE REPORT

The   Company's   executive  compensation  program  is  administered   by   the
Compensation Committee of the Board (Committee). The Committee reviews and considers the recommendations of management and compensation consultants, and then determines the compensation of all executive officers, including the Named Executives. The Committee's determinations are reviewed with all nonemployee directors, who constitute a majority of the Board.

Overall Policy

The  Company's  compensation programs have long been  tied  to  Company  and/or business unit performance leading to creation of shareholder value. The Company's compensation programs are therefore aimed at enabling it to attract and retain strong executive talent. By linking executive compensation to
Company   stock,  management's  interests  are  directly  linked  to  that   of
shareholders.

At least once each year, the Committee conducts a comprehensive review of the Company's executive compensation programs. The purpose of the review is to insure that the programs are meeting their objective and that the Company's executive compensation programs remain consistent with competitive practice. In its review, the Committee considers data provided by management, and also by leading compensation consultants, with whom the Committee meets privately.

The Company's policy with respect to qualifying compensation in excess of $1 million to its Named Executives for tax deductibility under Section 162(m) of the Internal Revenue Code, is to allow each Named Executive to defer payment of any portion of compensation which exceeds $1 million until after retirement from the Company, at which time the deferred compensation would not be subject to the limitation on tax deductibility.

17



The Company's compensation programs consist of base salary, a short-term cash incentive program (the "MIB" Plan), and a long-term incentive program consisting primarily of a broad-based stock option program and selective use of restricted stock. For executive officers, the mix of compensation is weighted more toward the performance-based elements of compensation (short-term and long-term incentive programs) rather than the more fixed elements of compensation (salary and benefits).

Base Salary

Salary guidelines for executive officers are established by comparing the responsibilities of the individual's position to similar positions in other comparable companies. Salary increases are determined by comparing the person's actual performance to personal performance objectives, as well as the Company's and/or business unit's performance versus its objectives. Merit increases awarded to salaried employees in 1996 averaged 2%. The merit increases awarded to executive officers, including the Named Executives, also averaged 2% during 1996.

Annual Incentive

The Company's key managers, including the Named Executives, are eligible to receive an annual award under the MIB Plan. Under the MIB Plan, individual targets are established based on position level. Participants may receive more, or less, than the targets depending upon their performance.

The annual incentive award is based on a combination of business unit and Company performance compared to financial and nonfinancial objectives, with business unit performance weighted more than Company performance. Personal objectives are also considered in judging total compensation.

Company and business unit performance is measured by a tool called "Controllable Earnings" ("CE"). CE directs managers to grow sales profitably, decrease operating costs and increase operating margins. At the same time, CE measures their ability to manage assets more effectively. CE is calculated as operating income (adjusted for certain financing costs) less a capital usage charge which is based on each business unit's invested capital. With incentives tied to increasing CE, managers focus on generating greater profitable growth, investing in projects where returns exceed our cost of capital and efficiently utilizing assets. These are the drivers of long-term cash flow--ultimately the keys to building shareholder value. The Committee also considers performance against other key financial measures such as sales, earnings per share, return on assets, return on equity and operating income. In order for the full financial portion of the target bonuses to be paid, the Company must meet its internal financial targets both in the business units and the entire Company and the Committee also considers how that performance relates to other comparable companies.

Long-Term Incentive

The Company has long believed in the importance of stock ownership by all employees. Consequently, its long-term incentive plans are focused on stock-based vehicles. The Company has adopted share ownership guidelines for all vice presidents and above. Each is expected to hold Company stock commensurate with their level in the organization.

The primary long-term incentive vehicle is a broad-based stock option program for key managers, including the executive officers. Participants are considered for annual awards of stock options, based upon an assessment of each person's job level, performance, potential, past award history and competitive practice. Stock options currently become exercisable one-third per year over three years, have a ten-year term, and are priced at or above the stock's fair market value on the grant date. In 1995, the Company made a larger-than-normal award of stock options in order to provide a transition to the new calendar fiscal year. As a result, no stock option awards were made in 1996 to those who received an award in 1995.

A second broad-based long-term incentive program applying to the same group of key managers is the Incentive Investment Program ("IIP"). Under the IIP, participants may elect to invest a percentage of their MIB awards in Company stock. Amounts invested are matched with either one or two shares of restricted stock for each three shares of stock purchased by the participant, depending on the percent of the MIB award invested. The vesting of the restricted stock occurs over a five-year period, contingent upon the participant's continued employment and retaining the purchased shares.

Restricted stock is also periodically used to motivate and retain selected  key
employees.   No restricted stock awards have been made to an executive  officer since fiscal 1993, except for matched shares under the IIP.

18



CEO Compensation

In determining Mr. Smithburg's compensation, the Committee considers the Company's financial and nonfinancial performance, as well as an analysis of Mr. Smithburg's total compensation in relation to that of CEOs in comparable companies. As CE represents the key drivers of long-term shareholder value-- profitable sales growth, operating margin expansion and effective capital investment and utilization--improvements in this measure are also considered in determining compensation. Other financial measures such as sales, earnings per share, return on assets, return on equity, and operating income are also considered.

Based on an evaluation of these factors, Mr. Smithburg received a 2% salary increase for 1996 (consistent with the 2% average increase for all salaried employees and executive officers). Like all other key managers he did not receive an option grant in 1996, because of the larger-than-normal award of stock options in July, 1995 in order to provide a transition to the new calendar fiscal year.

Further, based on an evaluation of these factors, Mr. Smithburg and the Committee determined that he would not receive a bonus for 1996 or an option grant at this time.




MEMBERS OF THE COMMITTEE

Silas S. Cathcart, Chairman
Kenneth I. Chenault
Vernon R. Loucks, Jr.
William L. Weiss


                               PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's common stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the period of five and one-half years commencing June 30, 1991 and ending December 31, 1996.


                    Comparison of Cumulative Total Return*
                          Quaker, S&P 500, S&P Foods

                                                      Transition
                                                          Period       Year
                         Fiscal Year Ending               Ending     Ending

                6/91    6/92    6/93    6/94    6/95       12/95      12/96

Quaker           100     101     139     132     128         137        157
S&P 500          100     113     129     131     164         188        231
S&P Foods        100     112     112     112     144         163        193

* Assumes $100 invested on June 30, 1991 with reinvestment of dividends.


19





                              DIRECTORS' PROPOSAL

Ratification of Appointment of Independent Public Accountants

Upon the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent public accountants for 1997, and is requesting ratification by the shareholders. Arthur Andersen LLP has examined the financial statements of the Company each fiscal year since 1970.

In the event the resolution is defeated, the adverse vote will be considered as a direction to the Board to select other independent public accountants for the next fiscal year. However, because of the difficulty and expense of making any substitution of independent public accountants after the beginning of a fiscal period, it is contemplated that the appointment for 1997 will be permitted to stand unless the Board finds other reasons for making a change.

During 1996, Arthur Andersen LLP performed recurring audit services including the examination of annual financial statements and pension plans and limited reviews of quarterly financial information. Fees for these services aggregated approximately $1.8 million. Arthur Andersen LLP also performed services for the Company in other business areas during 1996, including tax and accounting related services, for which fees aggregated approximately $4.5 million. Andersen Consulting LLP, the consulting arm of Arthur Andersen & Co., S.C., also performed various consulting services for the Company during 1996. Fees for these services aggregated approximately $.9 million.

Representatives of Arthur Andersen LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Ratification of the appointment of Arthur Andersen LLP as independent public accountants requires the affirmative vote of a majority of votes cast thereon.

The Board unanimously recommends a vote FOR this proposal.


                            SHAREHOLDERS' PROPOSALS

Compensation Disclosure

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W. Suite 215, Washington, D.C. 20037, record holder of 200 shares of common stock of the Company, has given notice that she will introduce the following resolution and supporting statement at the Meeting:

RESOLVED: "That the shareholders recommend that the Board take the necessary step that Quaker Oats specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $250,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

REASONS: "In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized." "At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation." "Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management."

"Last year the owners of 11,869,853 shares, representing approximately 11% of shares voting, voted FOR my similar proposal."

"If you AGREE, please mark your proxy FOR this proposal."

Approval of the foregoing shareholder proposal requires the affirmative vote of a majority of the votes cast thereon.

The Board unanimously recommends a vote AGAINST this Proponent's proposal for the following reasons:

The proposal is not currently relevant to the Company since it calls for disclosure only of contractual employment obligations and the Company does not maintain employment contracts for any of its executive officers.

20



Moreover, the Company already provides extensive disclosure on compensation of executive officers in accordance with the rules and regulations of the SEC that apply to all public companies. The proposal attempts to impose disclosure obligations beyond what is required by the SEC and beyond what is reported by other public companies.

The SEC's compensation disclosure rules were significantly revised in 1992 after comprehensive review and comment from numerous reporting companies, investors and other interested persons. In accordance with these rules, this proxy statement discloses the compensation of the Company's five highest paid executive officers, as well as a Compensation Committee Report disclosing the
Company's polices with respect to compensation for executive officers. The Board believes that the existing disclosure provides stockholders with a clear overview of the compensation structure for executive officers and provides an adequate basis for stockholders to evaluate the Company's use of resources for compensation.

If the Company were to provide additional and specific disclosure related to a broader group of employees, the Board believes that the Company would be at a competitive disadvantage because it would have to provide more extensive compensation information than other companies. Except when disclosure is required under SEC rules applicable to all public companies, the Company treats each employee's salary as a private matter. Compensation levels within the
Company vary based on factors such as performance, experience, job classification and differences in geographic location. Disclosure of compensation information for a broad group of employees would invade employee privacy, compromise employee security and harm employee morale.

Separation of the Foods and Beverages Businesses

Mr. Leland R. Chalmers, 2390 Castillian Circle, Northbrook, IL 60062, record holder of 50,732 shares of common stock of the Company, has given notice that he will introduce the following resolution and supporting statement at the
Meeting:

Resolved: That the shareholders of The Quaker Oats Company recommend that Quaker's Senior Management and the Board of Directors take the necessary steps to accomplish a separation of the corporation's Foods and Beverages Business into two separate and independent publicly owned corporations no later than December 31, 1997.

Reasons: The Snapple acquisition has been criticized by many analysts and business reporters as being overpriced and its subsequent business integration and operation as being poorly executed. For example, see "If Quaker is Achilles on the beverage stage, Snapple is a natural in heel's role," August 25, 1996, Chicago Tribune Section 5, Page 1, "Price tag on Quaker bust-up," August 19, 1996, Crain's Chicago Business, Page 3, and "Snapple struggle leaves Quaker spent," July 26, 1996, Chicago Tribune, Section 3, Page 1.

The Company's major competitors in both the foods and beverages sectors are all currently selling at substantially higher price earnings multiples than the Company's blended multiple and have consistently outperformed Quaker shareholder performance. A separation of these two businesses would be in line with similar actions taken by many major companies in the United States (AT&T, Baxter, Corning, Eli Lilly, General Mills, General Motors, Pet, Inc., Ralston Purina, Sears Roebuck, Tenneco, 3M, W.R. Grace and Westinghouse to name but a few). Several analysts have expressed their opinion that Quaker should do the same, as have other companies in the foods industry. It is believed this action would produce share value appreciation and allow Quaker to hire broadly experienced beverage industry management as was done when the decision was made to spin off Fisher-Price Toys in 1992.

Approval of the foregoing shareholder proposal requires the affirmative vote of a majority of the votes cast thereon.

The Board unanimously recommends a vote AGAINST this Proponent's proposal for the following reasons:

Last year Mr. Chalmers submitted a similar proposal requesting that the Company retain an investment banking firm to analyze this issue. This proposal received only 11% of the shares voting. In the supporting statement for his proposal last year, the Proponent noted that an analysis "may conclude there are better shareholder alternatives than the spin off."

As a matter of course, the Board regularly reviews all the businesses of the Company. Management evaluates the contribution of each business unit to the Company's performance and reports about them frequently to the Board. As a result, the Company has made significant changes to its portfolio of business units through divestitures, acquisitions or spin-offs when it has found them appropriate in relation to the Company's strategic plans, such as the spin-off of Fisher-Price, Inc. mentioned by the Proponent in his supporting statement.

21



The Board believes that it can function most effectively when its strategic planning is conducted confidentially. In this way, ideas can be developed and debated without the fear that they will lead to rumors or public debate that could harmfully restrict the Board's choices or disrupt the public market for the Company's stock.

Therefore, the Board believes that adoption of the Proposal could actually diminish shareholder value.

Reconsideration of Shareholder Rights Plan

The Amalgamated Bank of New York Long View Collective Investment Fund, 11-15 Union Square, New York, NY 10003, record holder of 33,900 shares of common stock of the Company, has given notice that it will introduce the following resolution and supporting statement at the Meeting:

Resolved: That the shareholders of The Quaker Oats Company ("Quaker Oats" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

Supporting Statement:

The Quaker Oats Board of Directors has issued, with shareholder approval, certain shareholder rights (the "rights") pursuant to a shareholder rights plan. We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures shareholders by reducing management accountability and adversely affecting shareholder value.

The shareholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the shareholders do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill.

Rather, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target shareholders. It states that "empirical tests, taken together, show that poison pills are harmful to target shareholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A.
Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

We believe that such an important corporate governance practice, one that can have a significant adverse impact on shareholder value, should be eliminated or, at the very least, be voted on by shareholders. We therefore submit this shareholder proposal based on our belief that the unilateral and undeniably undemocratic adoption of the right plan by the Company is unjustified, that the continued existence of such a rights plan by the Company is unjustified and not in the best interests of the shareholders.

WE URGE YOU TO VOTE FOR THIS RESOLUTION!

Approval of the foregoing shareholder proposal requires the affirmative vote of a majority of the votes cast thereon.

The Board unanimously recommends a vote AGAINST this Proponent's proposal for the following reasons:

In  May  1996,  the  Board  unanimously adopted a new Shareholder  Rights  Plan
(Rights Plan) and declared a dividend distribution of one Right on each outstanding share of the Company's Common Stock. The Rights Plan was established to replace the Shareholder Rights Plan originally adopted in 1986, which expired on July 30, 1996. The Rights Plan is designed to provide the Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of shareholders' investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate

22



on behalf of all shareholders, evaluate the adequacy of any potential offer, and protect shareholders against potential abuses during the takeover process such as partial and two-tiered tender offers and creeping stock accumulation programs, which do not treat all shareholders fairly and equally. The Rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's shareholders. The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all shareholders, nor is it intended as a deterrent to a shareholder's initiation of a proxy contest. Under the terms of the Rights
Plan, the Board has the power to redeem the Rights to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of all shareholders.

The adoption of the Rights Plan by action of the Board is in accord with the Board's responsibility under New Jersey law to manage and direct the management of the Company's business and affairs and, as a legal matter, does not require shareholder approval.

Shareholder  rights  plans have become very common for public  companies.   The
Rights do not in any way weaken the financial strength of the Company or interfere with its business plans, have no dilutive effect, do not affect reported earnings per share, are not taxable to the Company or to shareholders and do not change the way in which shares of the Company presently can be traded.

The Board believes there is strong empirical evidence that such plans better position the Board to negotiate the most attractive and fair price for all shareholders. Many companies with rights plans have received unsolicited offers and have redeemed their rights after their directors were satisfied that the offer, as negotiated by the target company's board of directors, adequately reflected the underlying value of the company and was fair and equitable to all shareholders. Thus, experience indicates that rights plans neither prevent unsolicited offers from occurring, nor prevent companies from being acquired at prices that are fair and adequate to shareholders.

The Board believes that the only proper time to consider redemption of the Rights is when a specific offer is made to acquire the Company's stock. Redemption of the Rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that shareholders are treated fairly.


                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company's annual meetings consistent with regulations adopted by the SEC. To be considered for inclusion in the Company's proxy statement and proxy for the 1998 Annual Meeting a proposal must be received by the Company no later than December 3, 1997. Proposals should be directed to Luther C. McKinney, Corporate Secretary, The Quaker Oats Company, P.O. Box 049001, Suite 27-10, Chicago, Illinois 60604-9001.

                                OTHER BUSINESS

The Board is not aware of any matters requiring shareholder action to be presented at the Meeting other than those stated in the Notice of Annual Meeting. Should other proper matters be introduced at the Meeting, those persons named in the enclosed proxy have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.


By order of the Board of Directors,







/s/ Luther C. McKinney

Luther C. McKinney
Corporate Secretary

23







This Notice of Annual Meeting and

Proxy Statement is printed on

recycled paper.








[Front Part]

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, OR IF NO
     CHOICES ARE INDICATED, FOR ITEMS 1 AND 2 AND  AGAINST  ITEMS 3, 4 AND 5.


 PLEASE MARK VOTE IN OVAL  IN THE FOLLOWING MANNER USING DARK INK ONLY.    [   ]

[Quaker logo and "1997 PROXY" appears down the left margin]

A vote FOR items 1 and 2 is recommended
by the Board of Directors.
1. Election of Directors - For All [ ] Withheld All [ ] For All Except As Named Below [ ]
   Nominees:  John H. Costello and Judy C. Lewent
   __________________

2. Ratification of Appointment of Independent   For [ ]  Against [ ] Abstain [ ]
   Public Accountants


A vote AGAINST items 3, 4 and 5 is recommended
by the Board of Directors.
3. Shareholder Proposal -   For [  ]       Against [  ]        Abstain [  ]
   Compensation
   Disclosure

4. Shareholder Proposal -   For [  ]       Against [  ]        Abstain [  ]
   Separation of Foods
   and Beverages

5. Shareholder Proposal -   For [  ]       Against [  ]        Abstain [  ]
   Reconsideration of
   Rights Plan

                 Dated_______________, 1997

          x________________________________
          Signature

          x________________________________
          Signature

NOTE:   Please  sign exactly as name appears hereon.  For joint  accounts,  both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please sign your full title.

[Back Part]

                          THE QUAKER OATS COMPANY

                 Proxy for Annual Meeting of May 14, 1997

       This proxy is solicited on behalf of the Board of Directors.


The undersigned hereby appoints Frank C. Carlucci, Silas S. Cathcart, Thomas C. MacAvoy and Luther C. McKinney proxies each with power to appoint his substitute to represent and to vote all shares of stock of The Quaker Oats Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Rosemont Theatre, 5400 North River Road, Rosemont, Illinois, on Wednesday, May 14, 1997 at 9:30 a.m. (CDT), and any adjournment thereof, as indicated on the proposals described in the proxy statement and all other matters properly coming before the Meeting.




   IMPORTANT - This proxy must be signed and dated on the reverse side.